Exhibit 5.1

Legend Biotech Corporation

2101 Cottontail Lane

Somerset, NJ 08873

United States of America

19 March 2024

Legend Biotech Corporation

We have acted as Cayman Islands legal advisers to Legend Biotech Corporation (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, relating to securities to be issued and sold by the Company from time to time, including (i) American Depositary Shares (“ADSs”) representing ordinary shares of par value US$0.0001 each in the capital of the Company (“Ordinary Shares”), (ii) Ordinary Shares (together with the Ordinary Shares represented by the ADSs, the “Shares”), (iii) debt securities in one or more series, as either senior, senior subordinated or subordinated debt or as senior, senior subordinated or subordinated convertible debt (the “Debt Securities”) and (iv) warrants for the purchase of (a) Ordinary Shares, including Ordinary Shares represented by ADSs and (b) Debt Securities, each in one or more series (the “Warrants”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 27 May 2015.

1.2

The third amended and restated memorandum and articles of association of the Company as adopted by special resolutions passed on 26 May 2020 which became effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing its Ordinary Shares (the “Memorandum and Articles”).

1.3	The extract of minutes of a meeting of the board of directors of the Company held on 18 March 2024.

1.4	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

The issue and allotment of the Shares have been duly authorised, and when allotted, issued and paid for as contemplated in the Registration Statement, or upon conversion of any convertible Debt Securities in accordance with their terms, or upon exercise of any Warrants in accordance with their terms, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the Memorandum and Articles, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Singapore) LLP

Maples and Calder (Singapore) LLP

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